A General Security Agreement was filed for the following entities:


 Company Name           State of
[COMPANY NAME]        Incorporation  Chief Executive Office [ADDRESS]
--------------         ----------    --------------------------------
Huntco Inc.            Missouri      14323 S. Outer Forty Drive, #600N, Town & Country, MO  63017
Huntco Nevada, Inc.    Nevada        2437 East Cheyenne, North Las Vegas, NV  89030
HSI Aviation, Inc.     Missouri      14323 S. Outer Forty Drive, #600N, Town & Country, MO  63017


                                    FORM OF
                          GENERAL SECURITY AGREEMENT

This General Security Agreement ("Agreement") dated April 15, 1999 is by [Company Name] ("Debtor") in favor of Congress Financial Corporation (Central), an Illinois corporation ("Secured Party").

                             W I T N E S S E T H

WHEREAS, Secured Party has entered or is about to enter into financing arrangements with Huntco Steel, Inc., a Delaware corporation ("Huntco Steel") and Midwest Products, Inc., a Missouri corporation ("Midwest", and together with Huntco Steel, collectively, "Borrowers" and individually, a "Borrower") pursuant to which Secured Party may make loans and provide other financial accommodations to Borrowers; and

WHEREAS, Debtor has executed and delivered or is about to execute and deliver to Secured Party guarantees in favor of Secured Party pursuant to which Debtor absolutely and unconditionally guarantees to Secured Party the payment and performance of all now existing and hereafter arising obligations, liabilities and indebtedness of each Borrower to Secured Party; and

WHEREAS, in order to induce Secured Party to enter into such financing arrangements, Debtor has agreed to grant to Secured Party certain collateral security as set forth herein;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code as from time to time in effect in the State of Illinois shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Debtor and Secured Party pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns and including as to Secured Party, any successor agent acting for or on behalf of the Creditors. All references to "Borrowers" herein shall mean each and both of them, individually and collectively, and their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 7.3 or is cured in a manner reasonably satisfactory to Secured Party, if such Event of Default is capable of being cured as reasonably determined by Secured Party. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 "Accounts" shall mean all present and future rights of Debtor to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.2 "Equipment" shall mean all of Debtor's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1,3 "Event of Default" shall have the meaning set forth in Section 6.1 hereof.

1.4 "Financing Agreements" shall mean, collectively, the Loan Agreement, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Debtor or any Huntco Company in connection with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.5 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

1.6 "Huntco Companies" shall mean, collectively, the following, together with their respective successors and assigns (sometimes being referred to herein
individually as a "Huntco Company"):   Huntco Inc., a Missouri corporation,
 Huntco Nevada, Inc., a Nevada corporation, Huntco Steel, Inc., a Delaware corporation, Midwest Products, Inc., a Missouri corporation, and HSI Aviation, Inc., a Missouri corporation.

1.7 "Information Certificate" shall mean the Information Certificate of Debtor constituting part of Exhibit A to the Loan Agreement containing material information with respect to Debtor, its business and assets provided by or on behalf of Debtor to Secured Party in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements referred to herein.

1.8 "Inventory" shall mean all of Debtor's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.9 "Loan Agreement" shall mean the Loan and Security Agreement, dated of even date herewith, by and among the Huntco Companies and Secured Party, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.10 "Obligations" shall mean any and all obligations, liabilities and indebtedness of every kind, nature and description owing by Debtor to Secured Party, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of any of the Financing Agreements or after the commencement of any case with respect to Debtor or any Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

1.11 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.12 "Records" shall mean all of Debtor's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Debtor with respect to the foregoing maintained with or by any other person).

SECTION 2.  GRANT OF SECURITY INTEREST

2.1 To secure payment and performance of all Obligations, Debtor hereby grants to Secured Party a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Secured Party as security, the following property and interests in property of Debtor, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

(a)  Accounts;

(b) all present and future contract rights, general intangibles (including tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, investment property, letters of credit, bankers' acceptances and guaranties;

(c) all present and future monies, securities and other investment property, credit balances, deposits, deposit accounts and other property of Debtor now or hereafter held or received by or in transit to Secured Party or its affiliates or at any other depository or other institution from or for the account of Debtor whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and deposits by and property of account debtors or other persons securing the obligations of account debtors;

(d)  Inventory;

(e)  Equipment;

(f)  Records; and

(g) all products and proceeds of the foregoing, in any form, including insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

2.2 Notwithstanding anything to the contrary contained in Section 2.1 above, the types or items of Collateral described in such Section shall not include any Equipment which is, or at the time of Debtor's acquisition thereof shall be, subject to a purchase money mortgage or other purchase money lien or security interest (including capitalized or finance leases) permitted under
Section 9.8 of the Loan Agreement if: (a) the valid grant of a security interest or lien to Secured Party in such item of Equipment is prohibited by the terms of the agreement between Debtor and the holder of such purchase money mortgage or other purchase money lien or security interest or under applicable law and such prohibition has not been or is not waived, or the consent of the holder of the purchase money mortgage or other purchase money lien or security interest has not been or is not otherwise obtained, or under applicable law such prohibition cannot be waived and (b) the purchase money mortgage or other purchase money lien or security interest on such item of Equipment is or shall become valid and perfected.

2.3 Notwithstanding anything to the contrary set forth in Section 2.1 above, the types or items of Collateral described in such Section shall not include any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Secured Party is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion shall in no way be construed to apply if any such prohibition is unenforceable under Section 9-318 of the UCC or other applicable law or so as to limit, impair or otherwise affect Secured Party's unconditional continuing security interests in and liens upon any rights or interests of Debtor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts).

SECTION 3.  COLLATERAL COVENANTS

3.1  Accounts Covenants.

(a) Secured Party shall have the right at any time or times, in Secured Party's name or in the name of a nominee of Secured Party, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(b) Debtor shall deliver or cause to be delivered to Secured Party, with appropriate endorsement and assignment, with full recourse to Debtor, all chattel paper and instruments which Debtor now owns or may at any time acquire prior to an Event of Default which is in the amount of more than $250,000 as to any instrument issued to Debtor by an employee and $100,000 as to all chattel paper and other instruments (so long as in the aggregate the amount of such chattel paper and other instruments do not exceed $250,000) and after an Event of Default (or prior to an Event of Default if the aggregate amount hereof exceeds $250,000 as to all chattel paper and instruments other than those issued by an employee (and if the aggregate amount of instruments issued by employees exceeds $500,000) regardless of the amount thereof immediately upon Debtor's receipt thereof, except as Secured Party may otherwise agree.

(c) Secured Party may, at any time or times that an Event of Default exists or has occurred, notify any or all account debtors that the Accounts have been assigned to Secured Party and that Secured Party has a security interest therein and Secured Party may direct any or all accounts debtors to make payment of Accounts directly to Secured Party, extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Secured Party shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and take whatever other action Secured Party may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred, at Secured Party's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Secured Party and are payable directly and only to Secured Party and Debtor shall deliver to Secured Party such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Secured Party may require.

3.2 Inventory Covenants. With respect to the Inventory from and after the date that the value of Inventory exceeds $500,000: Debtor shall at all times maintain inventory records reasonably satisfactory to Secured Party, keeping correct and accurate records; Debtor shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Secured Party, except for sales of Inventory in the ordinary course of Debtor's business and except to move Inventory directly from one location set forth or permitted herein to another such location; Debtor shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); Debtor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; Debtor shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Debtor to repurchase such Inventory; Debtor shall keep the Inventory in good and marketable condition; and Debtor shall not, without prior written notice to Secured Party, acquire or accept any Inventory on consignment or approval.

3.3 Equipment Covenants. With respect to the Equipment: Debtor shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); Debtor shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; the Equipment is and shall be used in Debtor's business and not for personal, family, household or farming use; Debtor shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Debtor or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Debtor in the ordinary course of business; and Debtor assumes all responsibility and liability arising from the use of the Equipment.

3.4 Power of Attorney. Debtor hereby irrevocably designates and appoints Secured Party (and all persons designated by Secured Party) as Debtor's true and lawful attorney-in-fact, and authorizes Secured Party, in Debtor's or Secured Party's name, to: at any time an Event of Default exists or has occurred demand payment on Accounts or other proceeds of Inventory or other Collateral, enforce payment of Accounts by legal proceedings or otherwise, exercise all of Debtor's rights and remedies to collect any Account or other Collateral, sell or assign any Account upon such terms, for such amount and at such time or times as the Secured Party deems advisable, settle, adjust,
compromise, extend or renew an Account,   discharge and release any Account,
prepare, file and sign Debtor's name on any proof of claim in bankruptcy or other similar document against an account debtor, notify the post office authorities to change the address for delivery of Debtor's mail to an address designated by Secured Party, and open and dispose of all mail addressed to Debtor, and do all other acts and things which are necessary, in Secured Party's determination, to fulfill Debtor's obligations under this Agreement and the other Financing Agreements and at any time to take control in any manner of any item of payment or proceeds thereof constituting proceeds of Collateral or otherwise received by Secured Party, have access to any lockbox or postal box into which remittances from customers or other payment in respect of Account or other Collateral are deposited, endorse Debtor's name upon any items of payment or proceeds thereof constituting proceeds of Collateral or otherwise received by Secured Party, and deposit the same in the Secured Party's account for application to the Obligations, endorse Debtor's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, execute in Debtor's name and file any UCC financing statements or amendments thereto, provided, that, in the event Secured Party exercises its rights under this clause (v), Secured Party shall provide a copy of such financing statement or amendment thereto to Debtor. Debtor hereby releases Secured Party and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Secured Party's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

3.5 Right to Cure. Secured Party may, at its option, after notice to Debtor, cure any default by Debtor under any agreement with a third party or pay or bond on appeal any judgment entered against Debtor, discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Secured Party's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Secured Party with respect thereto. Secured Party may add any amounts so expended to the Obligations and charge any Borrower's account therefor, such amounts to be repayable by Borrowers and Debtor on demand. Secured Party shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Debtor. Any payment made or other action taken by Secured Party under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

3.6 Access to Premises. From time to time as requested by Secured Party, Secured Party or its designee shall have complete access to all of Debtor's premises during normal business hours and after not less than three (3) days prior notice to Debtor prior to an Event of Default, or at any time and without notice to Debtor if an Event of Default exists or has occurred, for the purposes of inspecting, verifying and auditing the Collateral and all of Debtor's books and records, including the Records, and Debtor shall promptly furnish to Secured Party such copies of such books and records or extracts therefrom as Secured Party may request, and Secured Party or its designee may use during normal business hours such of Debtor's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred for the collection of Accounts and realization of other Collateral.

SECTION 4.  REPRESENTATIONS AND WARRANTIES

Debtor hereby represents and warrants to Secured Party the following (which shall survive the execution and delivery of this Agreement):

4.1 Corporate Existence, Power and Authority. Debtor is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Debtor's financial condition, results of operation or business or the rights of Secured Party in or to any of the Collateral. The execution, delivery and performance of this Agreement and the transactions contemplated hereunder are all within Debtor's corporate powers, have been duly authorized and are not in contravention of law or the terms of Debtor's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Debtor is a party or by which Debtor or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Debtor enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.2 Chief Executive Office; Collateral Locations. The chief executive office of Debtor and Debtor's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Debtor to establish new locations in accordance with Section 5.1 below.

4.3 Priority of Liens; Title to Properties. The security interests and liens granted to Secured Party under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on
Schedule 8.4 of the Loan Agreement and the other liens permitted under Section
5.4 hereof. Debtor has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Secured Party and such others as are specifically listed in the Loan Agreement or permitted under the Loan Agreement.

4.4 Accuracy and Completeness of Information. All information furnished by or on behalf of Debtor in writing to Secured Party in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Debtor, which has not been fully and accurately disclosed to Secured Party in writing.

4.5 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Secured Party on the date of each additional borrowing or other credit accommodation under the Loan Agreement, except to the extent such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date), and shall be conclusively presumed to have been relied on by Secured Party regardless of any investigation made or information possessed by Secured Party. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Debtor shall now or hereafter give, or cause to be given, to Secured Party.

SECTION 5.  AFFIRMATIVE AND NEGATIVE COVENANTS

5.1 New Collateral Locations. Debtor may open any new location within the continental United States provided Debtor gives Secured Party thirty (30) days prior written notice of the intended opening of any such new location and executes and delivers, or causes to be executed and delivered, to Secured Party such agreements, documents, and instruments as Secured Party may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including UCC financing statements.

5.2 Insurance. Debtor shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Secured Party as to form, amount and insurer. Debtor shall furnish certificates, policies or endorsements to Secured Party as Secured Party shall require as proof of such insurance, and, if Debtor fails to do so, Secured Party is authorized, but not required, to obtain such insurance at the expense of Debtor. All policies shall provide for at least thirty (30) days prior written notice to Secured Party of any cancellation or reduction of coverage and that Secured Party may act as attorney for Debtor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Debtor shall cause Secured Party to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Debtor shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Secured Party. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Secured Party as its interests may appear and further specify that Secured Party shall be paid regardless of any act or omission by Debtor or any of its affiliates. At its option, Secured Party may apply any insurance proceeds received by Secured Party at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Secured Party may determine or hold such proceeds as cash collateral for the Obligations.

5.3 Costs and Expenses. Debtor shall pay to Secured Party on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Secured Party's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof,
including:   all costs and expenses of filing or recording (including Uniform
Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); all insurance premiums, appraisal fees and search fees; costs and expenses of preserving and protecting the Collateral; costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Secured Party, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Secured Party arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); and the reasonable fees and disbursements of counsel (including legal assistants) to Secured Party in connection with any of the foregoing.

5.4 Further Assurances. At the request of Secured Party at any time and from time to time, Debtor shall, at its expense, at any time or times duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Where permitted by law, Debtor hereby authorizes Secured Party to execute and file one or more UCC financing statements signed only by Secured Party.

SECTION 6.  EVENTS OF DEFAULT AND REMEDIES

6.1 Events of Default. The occurrence or existence of any "Event of Default" as defined in and under the Loan Agreement is referred to herein individually as an "Event of Default", and collectively as "Events of Default".

6.2  Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Secured Party shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Debtor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Secured Party hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Secured Party's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Debtor of this Agreement or any of the other Financing Agreements. Secured Party may, at any time or times, proceed directly against Debtor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Secured Party may, in its discretion and without limitation, with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, require Debtor, at Debtor's expense, to assemble and make available to Secured Party any part or all of the Collateral at any place and time designated by Secured Party, collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Secured Party or elsewhere) at such prices or terms as Secured Party may deem reasonable, for cash, upon credit or for future delivery, with Secured Party having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Debtor, which right or equity of redemption is hereby expressly waived and released by Debtor. If any of the Collateral is sold or leased by Secured Party upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Secured Party. If notice of disposition of Collateral is required by law, five (5) days prior notice by Secured Party to Debtor designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Debtor waives any other notice. In the event Secured Party institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Debtor waives the posting of any bond which might otherwise be required.

(c) Secured Party may apply the cash proceeds of Collateral actually received by Secured Party from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Secured Party may elect, whether or not then due. Debtor shall remain liable to Secured Party for the payment of any deficiency with interest at the highest rate provided for in the Loan Agreement and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

SECTION 7.  JURY TRIAL WAIVER; OTHER WAIVERS
             AND CONSENTS; GOVERNING LAW

7.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).

(b) Debtor irrevocably consents and submits to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or in any way connected or related or incidental to the dealings of Debtor and Secured Party in respect of this Agreement, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above to the extent such courts have and accept jurisdiction thereof (except that Secured Party shall have the right to bring any action or proceeding against Debtor or its property in the courts of any other jurisdiction which Secured Party deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Debtor or its property).

(c) Debtor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails unless Secured Party has taken control of all of the mail of Debtor, or, at Secured Party's option, by service upon Debtor in any other manner provided under the rules of
any such courts.   Within thirty (30) days after such service, Debtor shall
appear in answer to such process, failing which Debtor shall be deemed in default and judgment may be entered by Secured Party against Debtor for the amount of the claim and other relief requested.

(d) DEBTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF DEBTOR AND SECURED PARTY IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. DEBTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT DEBTOR OR SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF DEBTOR AND SECURED PARTY TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Secured Party shall not have any liability to Debtor (whether in tort, contract, equity or otherwise) for losses suffered by Debtor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Secured Party that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Secured Party shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement and the other Financing Agreements.

7.2 Waiver of Notices. Debtor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Debtor which Secured Party may elect to give shall entitle Debtor to any other or further notice or demand in the same, similar or other circumstances.

7.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Secured Party, and as to amendments, as also signed by an authorized officer of Debtor. Secured Party shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Secured Party. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Secured Party of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Secured Party would otherwise have on any future occasion, whether similar in kind or otherwise.

7.4 Waiver of Counterclaims. Debtor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

7.5 Indemnification. Debtor shall indemnify and hold Secured Party and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Debtor shall pay the maximum portion which it is permitted to pay under applicable law to Secured Party in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations, the termination of this Agreement and the termination or non-renewal of the Loan Agreement.

SECTION 8.  MISCELLANEOUS

8.1 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Secured Party at its address at 150 South Wacker Drive, Chicago, Illinois 60606, Attention: Mr. William H. Bloom and to Debtor at its chief executive office set forth below with a copy to Huntco Inc. at its address at 14323 South Outer Forty Drive, Suite 600N, Town and Country, Missouri 63017, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five
(5) days after mailing.

8.2 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

8.3 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon Debtor and its successors and assigns and inure to the benefit of and be enforceable by Secured Party and its successors and assigns, except that Debtor may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Secured Party.

8.4 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

IN WITNESS WHEREOF, Debtor has caused these presents to be duly executed as of the day and year first above written.


Debtor

[COMPANY NAME]

By:
Title:

CHIEF EXECUTIVE OFFICE:

[ADDRESS]